Exhibit 99.1

AT VITAL IMAGES:

Michael H. Carrel

Chief Operating Officer and

Chief Financial Officer

(952) 487-9500

www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES, INC. APPOINTS INDUSTRY VETERAN GREG PEET TO BOARD OF DIRECTORS

Minneapolis, August 3, 2005 — Vital Images, Inc. (NASDAQ: VTAL), announced today that Greg Peet has been appointed to its Board of Directors.  Peet is the former president and CEO of A.L.I. Technologies Inc. and sits on a number of both public and private Boards.  He piloted A.L.I. to its position as a market leader in digital medical imaging network systems.

“We are thrilled about the opportunity to have someone the caliber of Greg Peet on our Board,” said Jay D. Miller, Vital Images’ President and Chief Executive Officer.  “Greg is an industry veteran who brings vast knowledge of the PACS industry and a terrific track record of leadership, strategic thinking and Board experience.”

Mr. Peet brings more than 10 years of leadership in the PACS (picture archiving and communication systems) industry. Under Peet’s leadership as President and CEO and Chairman of the Board, A.L.I. grew substantially and eventually was sold to McKesson Corporation in July 2002. They achieved recognition as one of British Columbia’s best employers and a top rated medical imaging management product by several industry surveys from 2002 to 2004. In 2002, Peet was recognized as the Ernst & Young Pacific Entrepreneur of the Year in the Canada Pacific Region.

Prior to joining A.L.I., Mr. Peet spent two years with Enterprise Technologies Corporation, where he served as President and CEO. In addition, he was President and CEO of NII Norsat International, Inc. and also held various managerial positions at RBC Financial Corporation (formerly Royal Bank of Canada).  He currently serves on the board of directors for Vigil Health Solutions, Inc., Guardian Mobile Management Systems, Inc., Apparent Networks and Optimal Geomatics.

About Vital Images

Vital Images, Inc., headquartered in Minneapolis, is a leading provider of enterprise-wide advanced visualization software solutions for use in disease-screening applications, clinical diagnosis and therapy planning. The company’s technology gives radiologists, cardiologists, oncologists and other medical specialists time-saving productivity and communications tools that

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can be accessed throughout the enterprise and via the Web for easy use in the day-to-day practice of medicine. Press releases, examples of medical images and other corporate information are available on Vital Images’ Web site at http://www.vitalimages.com.